Exhibit 10.1
September 15, 2025

Manuel Bronstein
VIA EMAIL
Re: Separation and Transition Agreement
Dear Manuel:
This letter confirms the agreement (“Agreement”) between you and Roblox Corporation (the “Company”) concerning your voluntary resignation and transition from the Company.

1.Transition Periods.
a.    CPO Transition Period. You will continue as a full-time at-will employee of the Company in your role as the Company’s Chief Product Officer (“CPO”) during the period beginning on the Effective Date (as defined below) through the Employment Separation Date (as defined below) (such actual period you continue to serve as CPO, the “CPO Transition Period”). During the CPO Transition Period, you will continue receiving your regular annual base salary of $735,000, less applicable withholdings, in accordance with the Company’s normal payroll practices. During the CPO Transition Period, you will remain eligible to receive the severance and other benefits set forth in your Amended and Restated Change in Control Severance Agreement with the Company effective December 14, 2021 (the “Severance Agreement”), subject to the satisfaction of the terms and conditions set forth therein (and for purposes of clarification, if you receive the severance and other benefits set forth in the Severance Agreement, this Agreement will become void and you will not be eligible to receive the benefits set forth herein). Further, during the CPO Transition Period, you will continue to be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including without limitation any approvals or eligibility requirements, but you will not be eligible to receive any salary adjustments or equity awards (including performance-based equity awards) as may be approved for other senior executives of the Company. The Company reserves the right to modify, amend, suspend or terminate the benefit plans and programs it offers to its employees at any time.
b.    Employment Separation. Your employment with the Company is expected to end on September 30, 2025 (your actual employment termination date, the “Employment Separation Date”). On the Employment Separation Date, your CPO Transition Period will end immediately, and you will have resigned as an employee of the Company and from your role as CPO and the Company will have accepted such resignation. As of the Employment Separation Date, you also will be deemed to have resigned from any and all officer and director roles with the Company and its subsidiaries without any further action required by you, and you agree to execute any documents as may be reasonably requested by the Company to reflect such resignation.

c.    Consideration for Release/Advisory Period. Immediately following the CPO Transition Period, in consideration for your release of claims set forth herein at Section 7, and without a break in service with the Company, you will have the opportunity to commence advisory transitional services as reasonably requested by the Company’s Chief Executive Officer through up to no later than April 13, 2026 (such actual period you provide such advisory transitional services, the “Advisory Period,” and together with the CPO Transition Period, the “Transition Periods”). You will be compensated for such advisory services at the rate of $61,250 per month while you perform services for the Company during the Advisory Period, pro-rated for any partial month of advisory services. In performing the advisory services, you will be an independent contractor and not an employee or agent of the Company. The Company will share confidential information with you as it deems necessary to effectively carry out the advisory services and you will continue to be subject to the Company’s Insider Trading Policy, including all closed trading windows and all other policies applicable to contractors. During the Transition Periods, your Equity Awards (as defined below) will continue to vest in accordance with their terms. For the avoidance of doubt, without this Agreement, you would otherwise not be entitled to the consideration set forth in this Section 1(c), except that if you remain a Service Provider (as such term is defined in the Company’s 2020 Equity Incentive Plan (the “2020 Plan”)) through December 31, 2025, but the Transition Periods end prior to the Determination Date (as such term is defined in the Award Agreement) for any reason, then the performance-based restricted stock unit award granted to you on March 1, 2024 (the “Award”), and governed by the “Restricted Stock Unit Agreement (Performance-Based)” (the “Award Agreement”) will remain outstanding through the Determination Date and the date such Award is settled to the extent it is determined that any shares subject to the Award are earned pursuant to the terms of the Award Agreement.
2.Company Equity Awards. You previously were granted certain equity awards covering shares of the Company’s Class A common stock (“Shares”) under the 2020 Plan and applicable award agreements thereunder, that are outstanding as of the date first set forth above, as specified in Schedule A attached hereto (the “Equity Awards,” and such 2020 Plan and agreements, the “Award Documents”). You and the Company agree that during the Transition Periods, your Equity Awards will continue vesting but otherwise will cease vesting upon cessation of your continued status as a “Service Provider” (as defined in the 2020 Plan) except as provided in this Agreement or as set forth in the applicable Award Documents. Further, and except as provided in this Agreement or as set forth in the applicable Award Documents, any Equity Awards or portions thereof that have not vested through the date of the cessation of your status as a Service Provider will be forfeited permanently and you will have no further rights with respect to such Equity Awards (or portions thereof) or Shares subject thereto. Except as provided in Section 1.c. or this Section 2, your Equity Awards remain subject to the terms and conditions of the Award Documents. For the avoidance of doubt, if you remain a Service Provider through April 13, 2026, any outstanding performance-based restricted stock units granted to you on April 13, 2023 will vest in accordance with the terms of the Award Documents governing such award.
3.COBRA; Employee Benefits; No Other Monies Owed. Your health insurance benefits will cease on the last day of the month in which the Employment Separation Date occurs, subject to your right to continue your health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law (“COBRA”). As additional consideration for your release of claims herein, the Company will pay the premiums for coverage under COBRA for you and your eligible dependents, as applicable, at the rates then in effect, subject to any subsequent changes in rates that are generally applicable to the Company’s active employees (the “COBRA Coverage”), until the earliest of (A) April 30, 2026, (B) the date upon which you and your eligible dependents, as applicable, become covered under similar plans, or (C) the date upon which you cease to be eligible for coverage under COBRA, provided you elect COBRA continuation coverage within the time period prescribed pursuant to COBRA for you and your eligible dependents, as applicable. Notwithstanding the preceding, if the Company determines in its sole discretion that it cannot provide the COBRA Coverage without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of any COBRA Coverage, the Company will provide to you a taxable monthly payment payable on the last day of a given month, in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the Employment Separation Date (which amount will be based on the premium rates applicable for the first month of COBRA Coverage for you and your eligible dependents, as applicable) (each, a “COBRA Replacement Payment”), which COBRA Replacement Payments will be made regardless of whether you elect COBRA continuation coverage and will end on the earlier of (x) the date upon which you obtain other employment, or (y) the date the Company has paid an amount totaling the number of COBRA Replacement Payments equal to the number of months through April 30, 2026. For the avoidance of doubt, the COBRA Replacement Payments may be used for any purpose, including, but not limited to, continuation coverage under COBRA, and will be subject to any applicable withholdings. Notwithstanding anything to the contrary under this Agreement, if the Company determines in its sole discretion at any time that it cannot provide the COBRA Replacement Payments without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), you will not receive the COBRA Replacement Payments or any further COBRA Coverage.
For the avoidance of doubt, without this Agreement, you would otherwise not be entitled to the COBRA Coverage or COBRA Replacement Payments set forth in this Section 3. Further, you acknowledge and affirm that no consideration for your release of claims herein constitutes a raise, a bonus, or continued employment and that this Agreement is not a condition of employment or continued employment.
Your participation in all benefits and incidents of employment, including without limitation, vesting in equity-based compensation (except as provided in Section 1.c. or Section 2 herein), the accrual of bonuses (if any), vacation, and paid time off, will cease as of the Employment Separation Date. You acknowledge that, except as expressly provided in this Agreement, you have not earned, and will not receive from the Company, any additional compensation, severance, or benefits on or after the Employment Separation Date, including in connection with your Severance Agreement, with the exception of any vested right you may have under the express terms of the Severance Agreement or a written ERISA-qualified benefit plan. You further acknowledge and agree that you are responsible for attorneys’ fees and costs for counsel you engaged prior to or in connection with executing this Agreement and that you will not seek reimbursement from the Company or its insurers for any such attorneys’ fees and costs.
4.Return of Company Property. As of no later than the last day of the Transition Periods (or earlier if so requested by the Chief Executive Officer), you will return all documents and other items provided to you by the Company (with the exception of a copy of the Company’s Employee Handbook and personnel documents specifically relating to you), developed or obtained by you in connection with your employment with the Company, or otherwise belonging to the Company, including, without limitation, any computers, cell phones, access cards, keys, reports, manuals, records, product samples, inventory, correspondence or other documents or materials related to the Company’s business that you have compiled, generated or received while working for the Company as well as all copies, samples, computer data, disks, or records of such material. After returning these documents, data, and other property you will permanently delete from any electronic media in your possession, custody, or control (such as computers, cell phones, hand-held devices, back-up devices, zip drives, PDAs, etc.), or to which you have access (such as remote e-mail exchange servers, back-up servers, off-site storage, etc.), all documents or electronically stored materials of the Company, including writings, drawings, graphs, charts, sound recordings, images, and other data or data compilations stored in any medium from which such information can be obtained. Furthermore, you will, on or before the Employment Separation Date, provide the Company with a list of any documents that you created or you are otherwise aware to be password protected and the password(s) necessary to access such password protected documents. The Company’s obligations under this Agreement are contingent upon you returning all of the Company’s documents, data, and other property as set forth above.
5.Cooperation. You agree that during and following the Advisory Period, you will make yourself available, upon reasonable notice and under reasonable conditions, to assist the Company with respect to matters of which you were personally involved or had personal knowledge while employed by the Company. Without limitation, such assistance may include signing documents, providing information or documents, cooperating with investigations, negotiations, lawsuits or administrative proceedings involving the Company, and preparing for and giving testimony, including written declarations or statements.
6.Confidential Information. You hereby acknowledge that, except as expressly set forth herein, you are bound by your post-employment obligations in the attached At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement  (attached hereto as Exhibit One) (the “Confidentiality Agreement”). You acknowledge and agree that as a result of your employment with the Company you have had access to the Company’s Confidential Information (as defined in the Confidentiality Agreement), that, except as otherwise required by law and/or excepted by the Protected Activity Not Prohibited section below, you will hold all Confidential Information in strictest confidence and that you will not make use of such Confidential Information on behalf of anyone.
7.General Release and Waiver of Claims. In exchange for the consideration set forth herein, you hereby bind yourself and your heirs, beneficiaries, trustees, administrators, executors, assigns, agents and legal representatives (collectively, the “Releasors”), and hereby waive and release to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against the Company and/or its predecessors, successors, past or present parents or subsidiaries, affiliated companies, or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past or present insurers, officers, directors, agents, attorneys, employees, shareholders, investors, assigns and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to your employment with or service to the Company.
This waiver and release includes, without limitation, claims under the Employee Retirement Income Security Act (ERISA); claims for attorneys’ fees or costs; any and all claims for or related to stock, stock options, RSUs or other equity securities of the Company; penalties claims; wage and hour claims; statutory claims; tort claims; contract claims; claims of wrongful discharge, constructive discharge, emotional distress, defamation, conversion, invasion of privacy, fraud, promissory estoppel, misrepresentation, breach of contract, breach of fiduciary duty, and breach of the covenant of good faith and fair dealing; claims for retaliation; claims related to discrimination or harassment based on any protected basis, under Title VII of the Civil Rights Act; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Immigration Reform and Control Act; ; and claims under all other federal, state and local laws, ordinances and regulations.
Notwithstanding the foregoing, the following are not included in the released claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to your applicable written indemnification agreement with the Company dated as of May 30, 2025 and under the charter, bylaws or operating agreements of the Company, or under applicable law; (ii) any rights which cannot be waived as a matter of law; (iii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; (iv) any claims arising from the breach of this Agreement; and (v) any claims arising after the date you sign this Agreement.
You agree not to pursue any action nor seek damages or any other remedies for any released claims. You agree to execute any and all documents necessary to request dismissal or withdrawal, or to opt-out, of such claims with prejudice. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except if served with a subpoena or as otherwise required by law.
Except as otherwise required by law and/or excepted by the Protected Activity Not Prohibited section below, you agree you will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Released Parties, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. You agree both to immediately notify the Company upon receipt of any such subpoena or court order, except as set forth above regarding cooperation with Government Agencies (as defined below). Nothing herein shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
8.California Civil Code Section 1542. You acknowledge that you have been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

You, being aware of said code section, agree to expressly waive any rights you may have thereunder with respect only to the claims released herein, as well as under any other statute or common law principles of similar effect.

9.Acknowledgment of Waiver of Claims under ADEA. You acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. You agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date you sign this Agreement. You acknowledge that the consideration given for this waiver and release is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing that: (a) you should consult with an attorney prior to executing this Agreement; (b) you have twenty-one (21) days within which to consider this Agreement; (c) you have seven (7) days following your execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event you sign this Agreement and return it to the Company in less than the twenty-one (21)-day period identified above, you hereby acknowledge that you have knowingly and voluntarily chosen to waive the time period allotted for considering this Agreement. You acknowledge and understand that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the twenty-one (21)-day period.
10.Protected Activity Not Prohibited. You understand that nothing in this Agreement shall in any way limit or prohibit you from engaging in any Protected Activity. Protected Activity includes: (i) filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”); and/or (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any Company trade secrets, proprietary information, or confidential information that does not involve unlawful acts in the workplace or the activity otherwise protected herein. You further understand that Protected Activity does not include the disclosure of any Company attorney-client privileged communications or attorney work product. In addition, pursuant to the Defend Trade Secrets Act of 2016, you are notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Finally, nothing in this Agreement constitutes a waiver of any rights you may have under the Sarbanes-Oxley Act or Section 7 of the National Labor Relations Act (“NLRA”). For purposes of clarity, nothing in this Agreement shall be interpreted to impair or limit your participation in any legally protected activities, such as (i) forming, joining, or supporting labor unions, (ii) bargaining collectively through representatives of employees’ choosing, (iii) discussing wages, benefits, or terms and conditions of employment, and (iv) discussing, or raising complaints about, working conditions for the purpose of mutual aid or protection of you or the Company’s other current or former employees, to the extent such activities are protected by Section 7 of the NLRA. You understand that nothing in the Confidentiality Agreement shall limit or prohibit you from engaging in any protected conduct set forth in this Section.
11.Non-Disclosure. Except if required by law or if the specific information is publicly available due to your role as a former Section 16 Officer, and except as otherwise excepted by the Protected Activity Not Prohibited section above, you agree that you will not disclose to others the terms and conditions of this Agreement, including any negotiations leading up to it, except that you may disclose such information, on express condition of confidentiality, to your spouse and to your attorney or accountant in order for such individuals to render services to you. For purposes of this Agreement, “Section 16 Officer” means an individual who, with respect to the Company’s securities, is subject to Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
12.Arbitration Agreement. Reference is hereby made to the Arbitration provision set forth in the Confidentiality Agreement which shall govern the terms of this Agreement.

13.No Admission. This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of any of the Released Parties.
14.Complete and Voluntary Agreement. This Agreement, together with the other agreements as referenced herein, constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter, including without limitation your Offer Letter with the Company dated January 31, 2021 and following your Employment Separation Date, your Severance Agreement. You acknowledge that neither the Released Parties nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion. Further, you acknowledge that you were offered the opportunity to review this Agreement with counsel of your choosing.
15.Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.
16.At-Will Employment. This Agreement does not imply any right to your continued employment for any period with the Company or any of its affiliates. Any employment with the Company is “at-will”. It is for no specified term, and may be terminated by you or the Company at any time, with or without cause or advance notice.
17.Miscellaneous. It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by you and an authorized representative of the Company. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution via DocuSign or a similar service, or of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and an electronic or facsimile signature or scanned image of a signature shall be deemed an original and valid signature.
18.Governing Law. Except as to the arbitration agreement, this Agreement shall be governed by and construed in accordance with the laws of the State of California, except that the enforceability of the arbitration provision shall be subject to the Federal Arbitration Act as set forth in the Confidentiality Agreement.

19.Effective Date. This Agreement shall be null and void if not executed by you within twenty-one (21) days of your receipt of this Agreement for review. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after you signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).
[signature page follows]

Sincerely,
Roblox Corporation

By: /s/ Arvind Chakravarthy
Arvind Chakravarthy
Chief People and Systems Officer

READ, UNDERSTOOD AND AGREED TO:

/s/ Manuel Bronstein
Manuel Bronstein

September 15, 2025
Date

Schedule A: Equity Awards
Exhibit One:    At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement

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